Exhibit 99.1

Riot Blockchain Announces Strategic Investment in The Block

The Block is building a community for blockchain technology and cryptoasset enthusiasts

CASTLE ROCK, Colo., May 24, 2018 /PRNewswire/ -- Riot Blockchain, Inc., (Nasdaq: RIOT) (the "Company") today announced a strategic investment in The Block Crypto, Inc. ("The Block").  The Block is building a community for enthusiasts of blockchain technology and cryptoassets.  The platform will provide members with high quality content, powerful community discussion, access to experts, and regular industry events.  The Company's investment in The Block will be used to advance its technology and continue building its team.

Mike Dudas is the Founder and Chief Executive Officer of The Block.  Mr. Dudas is the former co-founder and CRO of Button, a global mobile affiliate commerce company which has been ranked the #1 company to work for in NYC by Crain’s, has grown to 70 people, and raised $35 million in capital from top New York City and Silicon Valley venture capital funds including Greycroft, Redpoint, and Norwest. Mr. Dudas is a builder of mobile commerce businesses with prior professional experience at Google, Braintree/Venmo and PayPal.  Mr. Dudas earned a BA from Stanford University and an MBA from the Kellogg School at Northwestern University.

"This investment fits well into our corporate strategy of building gateways to blockchains," stated John O'Rourke, Chairman and Chief Executive Officer of Riot Blockchain. "The growing appetite for cryptocurrency and blockchain technology focused content has yet to be fully serviced by any single source.  The Block is building a platform uniquely positioned to stand apart as a definitive source of curated media and high signal community discussion in this sector."

Founded in 2018, The Block intends to be an on-ramp to the world of programmable money, distributed ledgers, and decentralized applications for millions of people.  Utilizing a network of industry influencers and a team of media and information professionals, The Block aims to cut through the noise and surface signal in an accessible way across key areas of blockchain and crypto assets: social engagement and discourse, market information, media, education, and more.

"Due to its decentralized nature, the epicenter of blockchain technology will almost certainly not be represented by one single source,”  commented Mike Dudas, Founder and CEO of The Block.  “The Block will help fill that massive prospective void, in attempting to become the epicenter of decentralized commerce."

About The Block

For more information about The Block, please follow @TheBlock__ on Twitter.

About Riot Blockchain

Riot Blockchain is focused on building, supporting, and operating Blockchain technologies, primarily through its cryptocurrency mining operations and other internally developed businesses, as well as through potential joint ventures, acquisitions, and targeted investments in the sector. For more information, visit http://www.RiotBlockchain.com/.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on April 17, 2018 (the "2017 10-K") and in periodic reports we file with the SEC in the future. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "should," "potential," "hope" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including but not limited to our history of operating losses, the Company's ability to successfully implement our new business strategy, our rapidly increasing costs, the Company's ability to raise additional capital, risks relating to acquisitions, joint ventures and investments in other companies or technologies, the value of bitcoin and other cryptocurrencies, which historically has been subject to wide swings, legal proceedings, governmental and other regulations affecting the Company's business and cryptocurrencies and changes in such regulations, growth in the adoption and use of cryptocurrencies, shortages, technological obsolescence and difficulty in obtaining hardware, system failures, computer viruses and cybersecurity threats, technological change,  risks associated with the Company's need for significant electrical power, the Company's ability to successfully develop, market and launch any cryptocurrency exchange, the Company's ability to protect the confidentiality of its trade secrets, competition,  general economic conditions and other factors discussed in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. Except as expressly required by the federal securities laws, the Company does not undertake any obligation to update forward-looking statements contained in this press release, whether as a result of new information, changed circumstances or future events or for any other reason.

Media Contacts:

Travis Kruse
212-845-4272
travis.kruse@russopartnersllc.com

Nic Johnson
212-845-4242
nic.johnson@russopartnersllc.com

Investor Contact:

IR@RiotBlockchain.com